Exhibit 99.1

Contact:	John Leness
Secretary and General Counsel
253-850-3500

FLOW INTERNATIONAL APPOINTS

STEPHEN D. REICHENBACH VP & CFO

KENT, Wash., October 24, 2003 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today announced the appointment of Stephen D. Reichenbach as Vice President and Chief Financial Officer. Reichenbach will oversee all of FLOW’s financial functions from the company’s headquarters in Kent, Washington, and report directly to Stephen R. Light, FLOW’s President and Chief Executive Officer.

Reichenbach previously served as Flow International’s CFO from 1996-2001, when he was appointed CFO of the company’s wholly owned Avure Technologies subsidiary. He has served in the additional capacity of interim CFO of Flow International since November 2002.

“Steve brings a thorough knowledge of FLOW’s diverse operations, personnel, markets and challenges to the role of CFO,” said Stephen R. Light, Flow’s President and Chief Executive Officer. “I believe that Steve’s positive relationships with our lenders and investors will yield prompt benefits as we undertake the numerous restructuring initiatives and improvement projects already underway, and as we begin to resume profitable growth during the next two years and well into our future.”

Reichenbach joined Flow International in September 1992 when the company acquired Spider Staging Corporation. He was appointed Treasurer in March 1993, Vice President of Finance in 1996, and Executive Vice President in March 1997. Before joining FLOW, Reichenbach served as Controller at Spider Staging Corporation, and was an accountant with Ernst & Whinney.

About Flow International

Flow provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the July 29, 2003, Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements that Steve’s positive relationship with our lenders and investors will yield prompt benefits and the resumption of profitable growth during the next two years. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

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